4K-690 DC, Am

15852310002

STATE OF MINNESOTA SECRETARY OF STATE

AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS LISTED BELOW, BEFORE COMPLETING THIS FORM.

1. **Type or print in black ink.**
2. **There is a $35.00 fee** payable to the Secretary of State **(YOUR CANCELLED CHECK IS YOUR RECEIPT)** for filing this "Amendment of Articles of Incorporation".
3. Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME: (List the name of the company prior to any desired name change)

IPTIMIZE, INC.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days **after** filing with the Secretary of State.

11/15/05
Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form 8 .)

ARTICLE III

See attached 8 pages.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

(Signature of Authorized Person)

Name and telephone number of contact person: Robert M. Wasson (612) 232-7776
Please print legibly

If you have any questions please contact the Secretary of State's office at **(651)296-2803**.

MAIL TO: Secretary of State
Corporate Division
180 State Office Building
100 Rev. Dr. Martin Luther King Jr. Blvd
St. Paul, MN 55155-1299
(**No walk-in service** available at this location for corporate, UCC or notary)

Walk-in service is available at our public counter located in the Minnesota State Retirement System Bldg, 60 Empire Drive, Suite #100, St. Paul, MN 55103.

All of the information on this form is public and required in order to process this filing. Failure to provide the requested information will prevent the Office from approving or further processing this filing.

BOARD RESOLUTION OF
SIMMETECH INCORPORATED
Herinafter

IPTIMIZE, Inc.

APPROVING AMENDMENT TO ARTICLE III OF ARTCLES OF INCOPORATION

DULY PASSED ON 10/12/05

REVERSE STOCK SPLIT

WHEREAS, it is deemed to be advisable and in the best interests of this corporation and its shareholders to amend the articles of incorporation to comply with the terms of the Agreement and Articles of Exchange by and between Simmetech Inc. and Iptimize, Inc. hereinafter known as Iptimize, Inc.

NOW, THEREFORE, BE IT RESOLVED, that, upon shareholder's approval of the Agreement and Plan of Merger with Iptimize of this corporation, Article III of this corporation's Articles of Incorporation be amended to read in its entirety as follows:

ARTICLE THREE

CAPITAL STOCK AND SHAREHOLDER RIGHTS

3.1 Authorized Shares. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares, which shall consist of 70,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock. Of the 30,000,000 shares of Preferred Stock, 10,000,000 shares shall consist of Series A Preferred Stock which shall have the powers, preferences and rights set forth below.

3.2 Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of Preferred Stock in series, and by filing an amendment to these Articles pursuant to the applicable law of the State of Colorado, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series

and the qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g) The right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(i) Any other relative rights, preferences, qualifications, restrictions and limitations of that series;

all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

3.3 Series A Preferred Stock. The Corporation shall have the authority to issue up to 10,000,000 shares of Series A Preferred Stock (the "Series A Shares"). The Series A Shares shall have the following powers, preferences and rights:

(a) The holders of outstanding Series A Shares ("Holders") shall be entitled to receive a 10% annual cumulative dividend payable in additional Series A Shares. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine.

The Corporation shall make no Distribution (as defined below) to the holders of Common Stock or any junior class of Preferred Stock in any fiscal year unless and until dividends shall have been paid to the Holders. "Distribution" in this paragraph means the transfer of cash or property without consideration, whether by way of dividend or otherwise.

(b) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a "Liquidation"), the holders of all Series A Shares shall be entitled to be paid an amount equal to the greater of (i) Forty Cents ($.40) for each Share (the "Original Purchase Price"), plus unpaid dividends thereon, or (ii) the amount that the Holder would receive in Liquidation if the Series A Shares were converted to Common Stock immediately prior to the Liquidation, before any payment shall be made in respect of the Common Stock or any junior class of Preferred Stock. After payment in full of the Liquidation Amount to Holders of the Series A Shares, then holders of Common Stock and any junior class of Preferred Stock shall be entitled to receive any remaining assets of the Corporation.

(c) Each Series A Share shall be automatically converted into one share of Common Stock (the "Common Stock Conversion") of the Corporation at such time as the closing price of the Common Stock on a securities exchange or in a public over-the-counter market is at least $1.50 per share for at least 20 consecutive trading days. Such conversion shall be effective as of the close of such 20th consecutive trading day. Any accrued but unpaid dividends on the Series A Shares shall be converted to Common Stock; provided, however, that in lieu of issuing fractional shares of Common Stock, the Corporation shall pay accrued dividends in cash.

(d) Each Series A Share may be converted at any time at the Holder's option into one share of Common Stock. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon the conversion of one Series A Share in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased. In case the Corporation shall at any time combine the outstanding shares of Common Stock, the number of shares of Common Stock issuable upon the conversion of one Series A Share in effect immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such combination.

Upon the occurrence of each adjustment or readjustment of the conversion terms as described above, the Corporation at its expense shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any Holder of Series A Shares, the Corporation shall furnish to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion terms at the time in effect, and (iii) the number of shares of

Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Shares.

(e) Holders of Series A Shares are entitled to vote as a separate group with respect to any proposed amendment to these Articles of Incorporation which would change the rights and preferences of the Series A Shares. The approval of at least a majority of the outstanding Series A Shares entitled to vote shall be necessary to approve any such amendment. Except as provided above or as otherwise provided by law, the Holders of Series A Shares shall not have any other voting rights.

(f) In the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another company, each share of Series A Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series A Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

3.4 Consideration for Shares. Subject to the limitations set forth in the Act, shares of Common Stock or Preferred Stock may be issued by the Corporation from time to time for such consideration as may be fixed by the

Board of Directors, consisting of any tangible or intangible property or benefit to the Corporation, including, but not limited to, cash, promissory notes, services performed, or other securities of the Corporation. When the Corporation receives the consideration for which the Board of Directors has authorized the issuance of shares, the shares issued therefore shall be fully paid and nonassessable.

3.5 Voting. The Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except for the voting rights of the Series A Shares set forth above and except to the extent any additional voting group may be established by a Preferred Stock Designation or otherwise in accordance with Colorado law. Each shareholder of record shall have one vote for each share of such Common Stock standing in his, her or its name on the books of the Corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

3.6 Preemptive Rights. Shareholders of this Corporation shall have no preemptive rights to acquire unissued shares.

3.7 Transfer Restrictions. The Corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its Common Stock or Preferred Stock, or any interest therein, from time to time issued, provided that such restrictions, or notice thereof, shall be set forth upon the face or back of the certificates representing such shares of Common Stock or Preferred Stock.

RESOLVED FURTHER, that the Secretary of this corporation is hereby authorized and directed to solicit the vote or consent of the shareholders to approve the Agreement and Plan of Merger with Iptimize, Inc. and to thus make any amendments to the Articles of Incorporation of this corporation pursuant to applicable law.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

It is hereby certified by the undersigned that the foregoing resolution was duly passed by the Board of

Directors of the above-named Company and its shareholders on the 12th day of October, 2005, in accordance with the Memorandum or By-Laws and Articles of Incorporation of the Company and the laws and by-laws governing the Company and that the said resolution has been duly recorded in the Minute Book and is in full force and effect.

Robert M. Wasson, Chairman and sole DIRECTOR

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
NOV 15 2005
Secretary of State